Exhibit 4.1
FORM OF
STATEMENT WITH RESPECT TO SHARES
OF
9.875% FIXED-TO-FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES L,
OF
THE PNC FINANCIAL SERVICES GROUP, INC.

Pursuant to Section 1522(c)
of the
Pennsylvania Business
Corporation Law of 1988

     In compliance with the requirements of Section 1522(c) of Pennsylvania Business Corporation Law of 1988 (the “PBCL”), The PNC Financial Services Group, Inc., a corporation organized and existing under the PBCL (the “Corporation”), hereby certifies that:
          1. The name of the Corporation is The PNC Financial Services Group, Inc.
          2. The resolution (”Resolution”) duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) establishing and designating a series of the Corporation’s Preferred Stock, par value $1.00 per share, and fixing and determining the relative rights and preferences thereof is as follows:
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the provisions of the Amended and Restated Articles of Incorporation, a series of Preferred Stock, $1.00 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
RIGHTS AND PREFERENCES
     Section 1. Designation of Series and Number of Shares. A series of Preferred Stock designated “9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series L” (herein called “Series L Preferred Stock”) shall be established, and the authorized number of shares that shall constitute such series shall be 1,725 shares, $1.00 par value per share, which may be decreased (but not below the number of shares of Series L Preferred Stock then outstanding) from time to time by resolution of the Board of Directors by a certificate executed and acknowledged by the Corporation and filed with the Secretary of Commonwealth of the Commonwealth of Pennsylvania. Shares of

outstanding Series L Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.
     Section 2. Definitions. As used herein with respect to the Series L Preferred Stock:
     (a) “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as may be amended from time to time, and shall include this Statement with Respect to Shares.
     (b) “Board of Directors” means the board of directors of the Corporation.
     (c) “By-laws” means the Amended and Restated By-laws of the Corporation, as may be amended from time to time.
     (d) “Business Day” means any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Pittsburgh, Pennsylvania or Wilmington, Delaware are permitted or required by any applicable law to close.
     (e) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time; provided that the Corporation shall use its best efforts to ensure that there is at all relevant times when the Series L Preferred Stock is outstanding a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.
     (f) “Dividend Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
     (g) “Dividend Payment Date” has the meaning specified in Section 3(a).
     (h) “Dividend Parity Stock” has the meaning specified in Section 3(b).
     (i) “Dividend Period” has the meaning specified in Section 3(a).
     (j) “Dividend Record Date” has the meaning specified in Section 3(a).
     (k) “Excluded Class” means any class or series of Preferred Stock with a liquidation preference that is less than $100,000 per share, unless the Articles of Incorporation requires such class or series of Preferred Stock to vote in proportion to their respective liquidation preferences when voting together with the Series L Preferred Stock as a single class.
     (l) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than the Series L Preferred Stock) that ranks junior to the Series L Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (m) “Liquidation Parity Stock” means any class or series of stock of the Corporation (other than the Series L Preferred Stock) that ranks equally with the Series L Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (n) “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
     (o) “Preferred Stock Directors” has the meaning specified in Section 6(b).
     (p) “Reuters Screen LIBOR01” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
     (q) “Series L Preferred Stock Liquidation Amount” has the meaning specified in Section 4(a).
     (r) “Statement with Respect to Shares” means this Statement with Respect to Shares relating to the Series L Preferred Stock, as it may be amended from time to time.
     (s) “Three-Month LIBOR”, with respect to any Dividend Period beginning on or after February 1, 2013, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen LIBOR01 as of 11:00 A.M. (London time) on the Dividend Determination Date for that Dividend Period. If that rate does not appear on Reuters Screen LIBOR01, Three-Month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent at approximately 11:00 A.M. (London time) on the Dividend Determination Date for that Dividend Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to such Dividend Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period, and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described in the immediately preceding sentence, Three-Month LIBOR for that Dividend Period shall be the same as Three-Month LIBOR as determined for the previous Dividend Period.
     (t) “Total Liquidation Amount” has the meaning specified in Section 4(a).

     (u) “Voting Parity Stock” means any and all classes or series of the Corporation’s stock (other than the Series L Preferred Stock), whether bearing dividends on a non-cumulative or cumulative basis but otherwise ranking on a parity with the Series L Preferred Stock as to the payment of dividends, and having voting rights equivalent to those described in Section 6(b).
     Section 3. Dividends.
     (a) Rate. Dividends on shares of Series L Preferred Stock will not be mandatory. Holders of the Series L Preferred Stock, in preference to the holders of Common Stock and of any other shares of stock ranking junior to the Series L Preferred Stock as to payment of dividends, shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors out of funds legally available therefor, cash dividends at the rate determined as set forth below in this Section 3 applied to the Series L Preferred Stock Liquidation Amount. These dividends shall be payable in arrears (as provided below in this Section 3(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on February 1, May 1, August 1 and November 1 of each year (commencing on [                    ]) (each a “Dividend Payment Date”); provided that if any such Dividend Payment Date on or after February 1, 2013 would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Series L Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. If a Dividend Payment Date before February 1, 2013 is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. Dividends on the Series L Preferred Stock shall not be cumulative; holders of Series L Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee of the Board of Directors and no interest, or sum of money or other property in lieu of interest, shall be payable in respect of any dividend not so declared.
     Dividends that are payable on the Series L Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series L Preferred Stock as they appear on the stock register maintained by the transfer agent and registrar for the Series L Preferred Stock on the applicable record date, which shall be such date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) in advance of such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day; provided that the holders of record of the Series L Preferred Stock shall be the holders of record at the close of the immediately preceding Business Day.
     Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on [                    ]) and shall end on and include the calendar day immediately preceding the next Dividend Payment Date. Dividends payable on each share of the Series L Preferred Stock in respect of a Dividend Period shall be computed by the Calculation Agent (i) on the basis of a 360-day year consisting of twelve-30 day months until the Dividend Payment Date in February 2013 and (ii) thereafter, for each Dividend Period, by multiplying the per annum dividend rate in effect for that Dividend Period by a fraction, the numerator of which will be the actual number of days in that Dividend Period and the denominator of which will be 360. Dividends payable in respect of a Dividend Period shall be payable in arrears — i.e., on the first Dividend Payment Date after such Dividend Period.

     The dividend rate on the Series L Preferred Stock, for each Dividend Period, shall be (a) a rate per annum equal to 9.875% until the Dividend Payment Date in February 2013, and (b) thereafter, a rate per annum that will be reset quarterly and shall be equal to Three-Month LIBOR for such Dividend Period plus 6.330%.
     The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any shareholder upon request and will be final and binding in the absence of manifest error.
     Holders of the Series L Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series L Preferred Stock as specified in this Section 3.
     (b) Priority of Dividends. During any Dividend Period, so long as any shares of Series L Preferred Stock remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Preferred Stock have been paid, or declared and funds set aside therefor, and (b) the Corporation is not in default on its obligation to redeem any shares of Series L Preferred Stock that have been called for redemption, no dividend whatsoever shall be declared on the Common Stock or other Junior Stock, other than a dividend payable solely in shares of Junior Stock. Neither the Corporation nor any of its subsidiaries may purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), and the Corporation will not pay to or make available any monies for a sinking fund for the redemption of, any Common Stock or any other Junior Stock unless the full dividends for the most-recently completed Dividend Period on all outstanding shares of Series L Preferred Stock shall have been paid. However, the foregoing provisions shall not restrict the ability of any affiliate of the Corporation to engage in any market-making transactions in Junior Stock in the ordinary course of business.
     On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Preferred Stock and other classes or series of capital stock designated as ranking on a parity with the Series L Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series L Preferred Stock and the Dividend Parity Stock shall be shared:
•	first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to the respective amounts of the undeclared and unpaid dividends relating to prior Dividend Periods; and

•	thereafter by the holders of the shares of Series L Preferred Stock and the Dividend Parity Stock on a pro rata basis.

     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors may be declared and paid on the Common Stock and any other stock that is Dividend Parity Stock or that ranks junior to the Series L Preferred Stock, from time to time out of any funds legally available for such payment, and the Series L Preferred Stock shall not be entitled to participate in any such dividends.
     Any class or series of preferred stock hereafter authorized and issued at any time by the Corporation that is entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors shall not have, for any period when any shares of Series L Preferred Stock are outstanding, any dividend payment date that is not also a Dividend Payment Date of the Series L Preferred Stock.
     The Series L Preferred Stock shall rank on a parity with the Series A, Series B, Series C, Series D, Series E, Series F, Series H, Series I, Series J and Series K Preferred Stock with respect to the payment of dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series L Preferred Stock shall be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $100,000 per share (the “Series L Preferred Stock Liquidation Amount”), plus any declared but unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, without regard to any undeclared dividends. Holders of the Series L Preferred Stock will be entitled to receive the Total Liquidation Amount out of the assets of the Corporation that are available for distribution to shareholders of capital stock ranking on a parity on liquidation to the Series L Preferred Stock, after payment or provision for payment of the Corporation’s debts and other liabilities but before any distribution of assets is made to holders of Common Stock or any other shares ranking, as to such distribution, junior to the Series L Preferred Stock.
     The Series L Preferred Stock ranks on a parity with the Series A, Series B, Series C, Series D, Series E, Series F, Series H, Series I, Series J and Series K Preferred Stock as to distributions of assets upon any liquidation, dissolution or winding-up of the Corporation.
     (b) Partial Payment. If the Corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series L Preferred Stock and to pay the aggregate liquidation amount to all holders of any shares of the Corporation’s Liquidation Parity Stock, the amounts paid to the holders of Series L Preferred Stock and to the such other shares of Liquidation Parity Stock shall be paid pro rata in accordance with the respective aggregate Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of Liquidation Parity Stock. If the Total Liquidation Amount per share of Series L Preferred Stock has been paid in full to all holders of Series L Preferred Stock and the liquidation amount of all other shares of Liquidation Parity Stock has been paid in full, the holders of Common Stock or any other shares ranking, as to such distribution, junior to the Series L Preferred Stock will be entitled to receive remaining assets of the

Corporation according to their respective rights and preferences.
     (c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, neither the sale, conveyance, exchange or transfer of all or substantially all of the Corporation’s property and assets, nor the consolidation or merger by the Corporation with or into any other corporation or by another corporation with or into the Corporation, shall constitute a liquidation, dissolution or winding up of the Corporation’s affairs.
     Section 5. Redemption.
     (a) Optional Redemption. The Series L Preferred Stock may not be redeemed by the Corporation prior to February 1, 2013. On that date or on any date after that date, the Series L Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation. Any such redemption will be at a cash redemption price of $100,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends. The redemption price for any shares of Series L Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund or Redemption by Holders. The Series L Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series L Preferred Stock have no right to require the redemption or repurchase of the Series L Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption by the Corporation of Series L Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the Series L Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation not less than 30 days and not more than 60 days before the date of redemption (provided that if the Series L Preferred Stock, or any depositary shares representing interests in the Series L Preferred Stock, are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series L Preferred Stock at such time and in any manner permitted by such facility). Any notice mailed or otherwise given as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing or provision thereof, to any holder of Series L Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series L Preferred Stock.
     Each such notice given to a holder shall state:
•	the redemption date;

•	the number of shares of Series L Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where the shares are to be redeemed.
     (d) Partial Redemption. In case of any redemption of only part of the shares of Series L Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of shares of Series L Preferred Stock in proportion to the number of shares held by those holders or by lot or in such other manner as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series L Preferred Stock may be redeemed at the Corporation’s option, from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (e) Effectiveness of Redemption. If notice of redemption of any shares of Series L Preferred Stock has been given and if funds necessary for the redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series L Preferred Stock so called for redemption, then, from and after the date of the redemption notice and the deposit of such funds, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except for the right to receive the redemption price. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     Section 6. Voting Rights.
     (a) General. The holders of Series L Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by applicable law.
     (b) Right To Elect Two Directors Upon Nonpayment Events. If and when the dividends on the Series L Preferred Stock or on any other class or series of Voting Parity Stock have not been declared and paid (i) in the case of the Series L Preferred Stock and any other class or series of Voting Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalents (whether or not consecutive), or (ii) in the case of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors shall automatically be increased by two. Holders of Series L Preferred Stock, together with the holders of all other affected classes and series of Voting Parity Stock, voting as a single class, shall be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Series L Preferred Stock and any Voting Parity Stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange, Inc. (or any other exchange on which securities of the Corporation may then be listed) that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.
     At any time after the holders of Series L Preferred Stock have the vested power to vote for Preferred Stock Directors, the Secretary of the Corporation may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series L Preferred Stock and Voting Parity Stock (addressed to the Secretary of the Corporation) must, call a special meeting of the holders of Series L Preferred Stock and Voting Parity Stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in the By-laws for a special meeting of the shareholders, which the Corporation will provide upon request, or as required by law. If the Secretary of the Corporation is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Series L Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to the Corporation’s stock books. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if none remains in office, by the vote of the holders of record of a majority of the voting power of the outstanding shares of Series L Preferred Stock and all Voting Parity Stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
     Whenever full dividends have been paid on the Series L Preferred Stock and any non-cumulative Voting Parity Stock for at least one year and all dividends on any cumulative Voting Parity Stock have been paid in full, then the right of the holders of Series L Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.
     Unless the Articles of Incorporation is amended to require different classes and series of Preferred Stock to vote in proportion to their respective liquidation preferences when voting together with the Series L Preferred Stock as a single class, so long as any shares of Series L Preferred Stock have been issued and are outstanding, any class or series of Voting Parity Stock hereafter authorized and issued at any time by the Corporation shall have a liquidation preference that is not less than $100,000 per share.

     (c) Other Voting Rights. So long as any shares of Series L Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation:
     (i) Creation of Senior Stock. The vote or consent of the holders of at least two-thirds of the shares of Series L Preferred Stock at the time outstanding and any other class or series of preferred stock ranking on a parity with or junior to the Series L Preferred Stock with respect to payment of dividends and distribution of assets on our liquidation at the time outstanding (other than any Excluded Class), voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any amendment of the Articles of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series L Preferred Stock with respect to payment of dividends or distribution of assets on the Corporation’s liquidation; in addition, if any series of outstanding Preferred Stock is more adversely affected by such amendment than the other series, the amendment must also be approved by a two-thirds vote of such series;
     (ii) Amendment of Articles of Incorporation. The vote or consent of the holders of at least a majority of the shares of Series L Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any amendment of the Articles of Incorporation or By-laws that would alter or change the voting powers, preferences or special rights of the Series L Preferred Stock so as to affect them adversely; provided that the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock, any shares of any class or series or any securities convertible into shares of any class or series of Dividend Parity Stock or other capital stock of the Corporation ranking on a parity with the Series L Preferred Stock in the distribution of assets on liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series L Preferred Stock; and
     (iii) Certain Mergers and Consolidations. The vote or consent of the holders of at least a majority of the shares of Series L Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any merger or consolidation of the Corporation with or into any entity other than a corporation, or any merger or consolidation of the Corporation with or into any other corporation if the Corporation is not the surviving corporation in such merger or consolidation and if the Series L Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, if such change were effected by amendment of the Articles of Incorporation, would not require a vote of the holders of the Series L Preferred Stock under either of the preceding paragraphs.

     Each holder of Series L Preferred Stock will have one vote per share on any matter on which holders of Series L Preferred Stock are entitled to vote, including any action by written consent.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Series L Preferred Stock shall be required pursuant to Section 6(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series L Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 5 above.
     Section 7. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series L Preferred Stock may deem and treat the record holder of any share of Series L Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 8. Notices. All notices or communications in respect of the Series L Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement with Respect to Shares, in the Articles of Incorporation or By-laws or by applicable law.
     Section 9. No Preemptive Rights. No share of Series L Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 10. Other Rights. The shares of Series L Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.
     RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.
          3. The aggregate number of shares of the Series L Preferred Stock established and designated by (a) the Resolution, (b) all prior statements, if any, filed under Section 1522 of the PBCL or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Amended and Restated Articles of Incorporation, is 1,725 shares.
          4. The Resolution was duly adopted at a meeting of the Board of Directors duly called and held on [                    ], 2008.

     IN WITNESS WHEREOF, this Statement with Respect to Shares is executed on behalf of the Corporation by its duly authorized officer this [     ] day of [                    ], 2008.

THE PNC FINANCIAL SERVICES GROUP, INC.
By:
Name:
Title: